Exhibit 99.1

RAILAMERICA’S INDIANA & OHIO CENTRAL RAILROAD COMPLETES ITS PURCHASE OF CINCINNATI TO COLUMBUS
LINE FROM CSX TRANSPORTATION INC.

Boca Raton, FL – October 18 – RailAmerica, Inc. (NYSE:RRA) today announced that its subsidiary, Indiana & Ohio Central Railroad, Inc. (IOCR), completed its $8.6 million purchase of 107 miles of railroad from Cincinnati, Ohio to Columbus, Ohio (The Midland Subdivision) and the long-term lease of the related real estate from CSX Corporation’s (NYSE: CSX) subsidiary, CSX Transportation, Inc. The line will be operated as part of the IOCR, which anticipates moving approximately 19,000 carloads annually over the line.

The IOCR connects with the Midland Subdivision at Washington Courthouse, Ohio and RailAmerica’s Indiana & Ohio Railway (IORY) at Springfield, Ohio. Major customers on the line are Cargill, Sabina Farmer’s Exchange, Lowe’s and Weyerhaeuser. Primary commodities shipped on the line are agricultural & farm products, chemicals, and paper products.

Charles Swinburn, Chief Executive Officer of RailAmerica said, “We are pleased to have had the opportunity to work with CSX on the acquisition of the Midland Subdivision. We are excited about expanding our operations in the State of Ohio, and expect to realize significant synergies with this property and our other Ohio and Indiana railroad properties.”

RailAmerica, Inc. (NYSE: RRA) is a leading short line and regional rail service provider with 46 railroads operating approximately 9,100 miles in the United States and Canada. The Company is a member of the Russell 2000® Index. Its website may be found at www.railamerica.com.

DISCLAIMER REGARDING FORWARD-LOOKING STATEMENTS: This press release contains forward-looking statements regarding future events that involve risks and uncertainties that could cause actual results to differ materially. Forward-looking statements speak only as of the date the statement was made. The Company assumes no obligation to update forward-looking information to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information. If the Company does update any forward-looking statement, no inference should be drawn that the Company will make additional updates with respect to that statement or any other forward-looking statements. We refer you to the documents that RailAmerica files from time to time with the Securities and Exchange Commission, such as the Form 10-K, Form 10-Q and Form 8-K, which contain additional important factors that could cause its actual results to differ from its current expectations and from the forward-looking statements contained in this press release.